LLS LITTON LOAN SERVICING LP

An affiliate of C Bass.

4828 Loop Central Drive, Suite 600 Telephone 713 960 9676

Houston, Texas 77081 Fax 713 966 8830

January 10, 2003

As of December 31, 2002, Litton Loan Servicing LP (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Litton Loan Servicing LP had in effect a fidelity bond in the mount of $15,000,000 and an errors and omissions policy in the amount of $15,000,000.

In January 2003, the Company identified certain custodial accounts that had not been reconciled timely during the year ended December 31, 2002. Upon notification of this issue, management immediately began an effort to bring these custodial accounts current. The Company has currently reconciled all custodial accounts, and has implemented controls to ensure the timely and accurate reconciliation of custodial accounts.

Larry B. Litton

Larry B. Litton, Sr., President & CEO

Janice McClure

Janice McClure, Senior Vice President